EXHIBIT (4D)

                                     PRUCO LIFE INSURANCE COMPANY
                                     Phoenix, Arizona
PRUDENTIAL [LOGO]                    A STOCK COMPANY SUBSIDIARY OF
                                     The Prudential Insurance Company of America

================================================================================

     INSURED                                           CONTRACT NUMBER
                                                       CONTRACT DATE
FACE AMOUNT

     AGENCY

================================================================================

          We will pay the beneficiary the proceeds of this contract promptly if we receive due proof that the Insured died. We make this promise subject to all the provisions of the contract.

          The cash value may increase or decrease daily depending on the payment of premiums, the investment experience of the separate account and the level of mortality charges made. There is no guaranteed minimum.

          The Death Benefit will be the insurance amount which is the greater of (1) the face amount we show above, and (2) the contract fund times the attained age factor that applies.

          Please read this contract with care. A guide to its contents is on the last page before the back cover. A summary is on page 5. If there is ever a question about it, or if there is a claim, just see a company representative or get in touch with one of our offices.

          RIGHT TO CANCEL CONTRACT.--You may return this contract to us within
          (1) 10 days after you get it, or (2) 45 days after Part 1 of the application was signed, or (3)10 days after we mail or deliver the Notice of Withdrawal Right, whichever is latest. All you have to do is take the contract or mail it to one of our offices or to the representative who sold it to you. It will be canceled from the start and we will promptly give you the value of your Contract Fund on the date you return the contract to us. We will also give back any charges we made in accord with this contract.

     Signed for Pruco Life Insurance Company, an Arizona Corporation.


       /s/ [SPECIMEN]                                   /s/ [SPECIMEN]
           Secretary                                        President

VARIABLE LIFE INSURANCE POLICY WITH PREMIUM FLEXIBILITY. INITIAL PREMIUM, WITH ADDITIONAL PREMIUMS PAYABLE DURING INSURED'S LIFETIME AS STATED IN THE CONTRACT. BENEFITS REFLECT PREMIUM PAYMENTS, INVESTMENT RESULTS AND MORTALITY CHARGES. INSURANCE PAYABLE ONLY UPON DEATH. NON-PARTICIPATING.

VFL--85

Page 2 (VFL--85)




                                     II-51
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                                  CONTRACT DATA


INSURED'S SEX AND ISSUE AGE M-35
RATING CLASS  STANDARD

            INSURED         JOHN DOE             XX XXX XXX      CONTRACT NUMBER
                                               JULY 1, 1985      CONTRACT DATE

        FACE AMOUNT         $100,000--


             AGENCY         R-NK 1


        BENEFICIARY           CLASS 1         MARY DOE, WIFE
                              CLASS 2         ROBERT DOE, SON



                              SCHEDULE OF PREMIUMS

          INITIAL PREMIUM IS                               $XX,XXX.XX
                            *****END OF SCHEDULE*****

                                 INTEREST RATES

FOR THE PORTION OF THE CONTRACT FUND IN THE FIXED ACCOUNT: SEE GUARANTEED INTEREST AND EXCESS INTEREST ON PAGES 10 AND 11.

FOR THE PORTION OF THE CONTRACT FUND EQUAL TO ANY CONTRACT LOAN: SEE INTEREST CREDIT ON PAGE 10.

                      CONTRACT DATA CONTINUED ON NEXT PAGE


PAGE 3 (85)


                                     II-52
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                                                           POLICY NO. XX XXX XXX
                             CONTRACT DATA CONTINUED

                       LIST OF SUBACCOUNTS AND PORTFOLIOS

EACH SUBACCOUNT OF THE PRUCO LIFE SINGLE PREMIUM VARIABLE LIFE ACCOUNT INVESTS IN A SPECIFIC PORTFOLIO OF THE PRUCO LIFE SERIES FUND. WE SHOW BELOW THE SUBACCOUNTS AND THE FUND PORTFOLIOS THEY INVEST IN.

                                               FUND
SUBACCOUNT                                  PORTFOLIO
----------                                  ---------
MONEY MARKET                                 MONEY MARKET
BOND                                         BOND
COMMON STOCK                                 COMMON STOCK
AGGRESSIVELY MANAGED FLEXIBLE                AGGRESSIVELY MANAGED FLEXIBLE
CONSERVATIVELY MANAGED FLEXIBLE              CONSERVATIVELY MANAGED FLEXIBLE
ZERO COUPON BOND (1990)                      ZERO COUPON BOND (1990)
ZERO COUPON BOND (1995)                      ZERO COUPON BOND (1995)
ZERO COUPON BOND (2000)                      ZERO COUPON BOND (2000)

INITIAL ALLOCATION OF INVESTED PREMIUM AMOUNT

     MONEY MARKET SUBACCOUNT                                    20%
     BOND SUBACCOUNT                                            20%
     COMMON STOCK SUBACCOUNT                                    10%
     AGGRESSIVELY MANAGED FLEXIBLE SUBACCOUNT                   10%
     CONSERVATIVELY MANAGED FLEXIBLE SUBACCOUNT                 10%
     ZERO COUPON BOND (1990) SUBACCOUNT                         10%
     ZERO COUPON BOND (1995) SUBACCOUNT                         10%
     ZERO COUPON BOND (2000) SUBACCOUNT                         10%

                              *****END OF LIST*****

SERVICE OFFICE--PLEASE DIRECT ANY COMMUNICATIONS ABOUT THIS CONTRACT TO:
PRUCO LIFE INSURANCE COMPANY, P.O. BOX 2925, PHOENIX, ARIZONA 85062.


Page 3A(85)


                                     II-53
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                                                          POLICY NO. XXX XXX XXX

                                  ENDORSEMENTS
                       (ONLY WE CAN ENDORSE THIS POLICY.)


PAGE 4 (85)


                                     II-54
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                                CONTRACT SUMMARY

We offer this summary to help you understand this contract. We do not intend that it change any of the provisions of the contract.

This is a contract of life insurance. It calls for the payment of an initial premium. Additional premiums may be payable as described on page 8. The initial premium minus any applicable deductions for state and/or local premium taxes is the contract fund at the start. The value of the contract fund will vary with the payment of premiums, the investment performance of those subaccounts of the Pruco Life Single Premium Variable Life Account that you select, the extent to which interest is credited to any portion allocated to the fixed account, and the extent to which the monthly mortality charges are less than the guaranteed maximums.

We describe on page 8 the way in which the contract may go into default. If the contract remains in default at the end of its days of grace, the contract will end and have no value.

Proceeds is a word we use to mean the amount we would pay if we were to settle the contract in one sum. To compute the proceeds that may arise from the Insured's death, we start with a basic amount. We may adjust that amount if there is a loan. The table below tells what the basic amount is. The table will refer you to the parts of the contract that tell you how we may adjust the basic amount. If you surrender the contract, the proceeds will be the net cash value. We describe it under Cash Value Option on page 11.

Proceeds often are not taken in one sum. For instance. on surrender, you may be able to put proceeds under a settlement option to provide retirement income or for some other purpose. Also, for all or part of the proceeds that arise from the Insured's death, you may be able to choose a manner of payment for the beneficiary. If the Insured dies and an option has not been chosen, the beneficiary may be able to choose one. We will pay interest under Option 3 from the date of death on any proceeds to which no other manner of payment applies. This will be automatic as we state on page 17. There is no need to ask for it.

You and we may agree on a change in the ownership of this contract. Also, unless we endorse it to say otherwise, the contract gives you these rights, among others:

O    You may change the beneficiary under it.

O    You may borrow on it up to its loan value.

O    You may surrender it for its net cash value.

O You may change the allocation of additional premiums, minus any deductions for state and/or local premium taxes, among the subaccounts and the fixed account.

O    You may transfer amounts among subaccounts and the fixed account.


-----------------------------------------------------------------------------------------------------------------------------------
                                                   TABLE OF BASIC AMOUNTS
-----------------------------------------------------------------------------------------------------------------------------------
When the proceeds arise from the Insured's death:
-----------------------------------------------------------------------------------------------------------------------------------
And the Contract Is In Force:              Then The Basic Amount Is:                     And We Adjust The Basic Amount For:
-----------------------------------------------------------------------------------------------------------------------------------
other than during the days of grace        the insurance amount                          contract debt
(see page 8)                               (see page 10)                                 (see page 12)
-----------------------------------------------------------------------------------------------------------------------------------
during the days of grace                   the insurance amount                          contract debt and any additional premium
                                                                                         due in the days of grace (see pages 12
                                                                                         and 8)
-----------------------------------------------------------------------------------------------------------------------------------
                               This table is part of the Contract Summary and of the Contract.


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                                     II-55
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                               GENERAL PROVISIONS

DEFINITIONS.--We define here some of the words and phrases used all through this contract. We explain others, not defined here, in other parts of the text.

WE, OUR, US, AND COMPANY.--Pruco Life Insurance Company, an Arizona Corporation.

YOU AND YOUR.--The owner of the contract.

INSURED.--The person named as the Insured on the first page. He or she need not be the owner.

Example: Suppose we issue a contract on the life of your spouse. You applied for it and named no one else as owner. Your spouse is the Insured and you are the owner.

SEC.--The Securities and Exchange Commission.

ISSUE DATE.--The contract date.

MONTHLY DATE.--The contract date and the same day as the contract date in each later month. But if the contract date is the 29th, 30th or 31st day of the month and the later month has fewer days, then the monthly date will be the first day of the next month.

Example: If the contract date is March 9, 1986, the Monthly Dates are each March 9, April 9, May 9 and so on.

ANNIVERSARY OR CONTRACT ANNIVERSARY.--The same day and month as the contract date in each later year.

Example: If the contract date is March 9, 1986, the first anniversary is March 9, 1987. The second is March 9, 1988, and so on.

CONTRACT YEAR.--A year that starts on the contract date or on an anniversary.

Example: If the contract date is March 9, 1986, the first contract year starts then and ends on March 8, 1987. The second starts on March 9, 1987 and ends on March 8, 1988, and so on.

CONTRACT MONTH.--A month that starts on a Monthly Date.

Example: If March 9, 1986 is a Monthly Date, a contract month starts then and ends on April 8. 1986. The next contract month starts on April 9. 1986 and ends on May 8, 1986, and so on.

ATTAINED AGE.--The Insured's attained age at any time is the issue age plus the length of time since the contract date. You will find the issue age near the top of page 3.

THE CONTRACT.--This policy and the application, a copy of which is attached, form the whole contract. We assume that all statements in the application were made to the best of the knowledge and belief of the person(s) who made them; in the absence of fraud they are deemed to be representations and not warranties. We relied on those statements when we issued the contract. We will not use any statement, unless made in the application, to try to void the contract or to deny a claim.

CONTRACT MODIFICATIONS.--Only a Company officer may agree to modify this contract, and then only in writing.

NON-PARTICIPATING.--This contract will not share in our profits or surplus earnings. We will pay no dividends on it.

SERVICE OFFICE.--This is the office that will service this contract. Its mailing address is the one we show in the Contract Data pages, unless we notify you of another one.

OWNERSHIP AND CONTROL.--Unless we endorse this contract to say otherwise: (1) the owner of the contract is the Insured; and (2) while the Insured is living the owner alone is entitled to (a) any contract benefit and value, and (b) the exercise of any right and privilege granted by the contract or by us.

SUICIDE EXCLUSION.--If the Insured. whether sane or insane, dies by suicide within two years from the issue date, we will pay no more under this contract than the sum of the premiums paid.

CURRENCY.--Any money we pay, or that is paid to us, must be in United States currency. Any amount we owe will be payable at our Service Office.

                            (Continued on Next Page)


Page 6 (VFL--85)


                                     II-56
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                         GENERAL PROVISIONS (Continued)

MISSTATEMENT OF AGE OR SEX.--If the Insured's stated age or sex or both are not correct, we will adjust each benefit and any amount to be paid to reflect the correct age and sex. Where required, we have given the insurance regulator a detailed statement of how we will make these adjustments.

INCONTESTABILITY.--Except for default, we will not contest this contract after it has been in force during the Insured's lifetime for two years from the issue date.

ASSIGNMENT.--We will not be deemed to know of an assignment unless we receive it, or a copy of it, at our Service Office. We are not obliged to see that an assignment is valid or sufficient. This contract may not be assigned to another insurance company without our consent.

ANNUAL REPORT.--Once each contract year after the first we will send you a report. It will show: (1) the insurance amount; (2) the amount of the contract fund; (3) the investment amount in each subaccount; (4) the amount in the fixed account; (5) the net cash value; (6) the premiums paid, interest credited and monthly charges made during the year; (7) the interest rate that will be credited until further notice to the amount in the Fixed Account; (8) any additional premium which you have the right to pay; and (9) any outstanding contract debt. The report will include any other data that may be currently required where this contract is delivered. You may ask for a report like this at any time. But, except for the report we send you once a year, we have the right to charge a fee for each report.

PAYMENT OF DEATH CLAIM.--If we settle this contract in one sum as a death claim, we will usually pay the proceeds within 7 days after we receive at our Service Office proof of death and any other information we need to pay the claim. But we have the right to defer paying any portion of the proceeds greater than the face amount shown on page 3 if (1) the New York Stock Exchange is closed; or (2) the SEC requires that trading be restricted or declares an emergency; or (3) the SEC lets us defer payment to protect our contract owners.

                                   BENEFICIARY

You may designate or change a beneficiary. Your request must be in writing and in a form which meets our needs. It will take effect only when we file it at our Service Office; this will be after you send the contract to us to be endorsed, if we ask you to do so. Then any previous beneficiary's interest will end as of the date of the request. It will end then even if the Insured is not living when we file the request. Any beneficiary's interest is subject to the rights of any assignee of whom we know.

When a beneficiary is designated, any relationship shown is to the Insured, unless otherwise stated. To show priority, we may use numbered classes, so that the class with first priority is called class 1, the class with next priority is called class 2, and so on. When we use numbered classes, these statements apply to beneficiaries unless the form states otherwise:

1. One who survives the Insured will have the right to be paid only if no one in a prior class survives the Insured.

2. One who has the right to be paid will be the only one paid if no one else in the same class survives the Insured.

3. Two or more in the same class who have the right to be paid will be paid in equal shares.

4. If none survives the Insured, we will pay in one sum to the Insured's estate.

Example: Suppose the class 1 beneficiary is Jane and the class 2 beneficiaries are Paul and John. We owe Jane the proceeds if she is living at the Insured's death. We owe Paul and John the proceeds if they are living then but Jane is not. But if only one of them is living, we owe him the proceeds. If none of them is living we owe the Insured's estate.

Beneficiaries who do not have a right to be paid under these terms may still have a right to be paid under the Automatic Mode of Settlement.

Before we make a payment, we have the right to decide what proof we need of the identity, age or any other facts about any persons designated as beneficiaries. If beneficiaries are not designated by name and we make payment(s) based on that proof, we will not have to make the payment(s) again.


Page 7 (VFL--85)


                                     II-57
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                                    PREMIUMS

INITIAL PREMIUM.--The initial premium, which we show on page 3, is due on the contract date. It may be paid at our Service Office or to one of our representatives. If we are asked to do so, we will give a signed receipt. The initial premium minus any applicable deductions for state and/or local premium taxes, becomes the contract fund. (See page 10.)

ADDITIONAL PREMIUMS.--Additional premiums may be paid as we describe below:

1. An additional premium may be paid if (1) it is permitted according to the definition of life insurance contained in the applicable federal tax law, and
(2) it does not result in an increase in the insurance amount. If you ask us to do so, we will let you know the amount of any additional premium allowed and when it can be paid. We will also include that information as part of the annual report. (See page 7.)

2. If the contract goes into default, an additional premium sufficient to bring the contract out of default may be paid during the grace period.

Additional premiums paid in accord with 1 or 2 above minus any applicable deductions for state and/or local premium taxes, will be added to the contract fund but will not increase the insurance amount.

PREMIUM TAXES.--State and local taxes on premiums paid vary according to jurisdiction. We will deduct from each premium paid the appropriate amount applicable for these taxes.

DEFAULT.--If on any monthly date the net cash value equals zero, this contract is in default. In this case we will tell you what premium payment is needed to bring the contract out of default.

GRACE PERIOD.--We grant 61 days of grace from any Monthly Date on which the contract goes into default. We will send you a notice of default and state the amount to pay that will bring the contract out of default. This amount is the amount that, after deduction of any state and/or local premium taxes, is sufficient to pay the mortality charges (See page 11.) for the Monthly Date on which the contract goes into default and the next Monthly Date. If that amount has not been paid by the end of the grace period the contract will end and have no value.

The Insured might die while the contract is in default during its days of grace. If so, the proceeds will be reduced by the amount that, after deduction of any state and/or local premium taxes, is sufficient to pay the mortality charges which have not yet been deducted for Monthly Dates prior to the date on which death occurred.

REINSTATEMENT.--If this contract ends as we describe under Grace Period, you may reinstate it, if all these conditions are met:

1. No more than three years must have elapsed since the date of default.

2. You must give us any facts we need to satisfy us that the Insured is insurable for the contract.

3. We must be paid an amount that, after deduction of any state and/or local premium taxes, leaves the balance equal to the sum of:

(a) the mortality charges not previously made for the grace period; and

(b) the mortality charges for the first two monthly dates on or after the date of reinstatement.

If we approve the reinstatement, these statements apply. The date of reinstatement will be the date of your request or the date the required premium is paid, if later. The face amount will be the same as it was at the end of the grace period. The contract debt will be equal to the contract debt at the end of the grace period. The contract fund as of the date of reinstatement will be equal to the amount paid to reinstate the contract, minus any applicable deductions for state and/or local premium taxes, minus the charges in (a) above, and plus the contract debt. And we will start to make monthly charges and credits again as of the first Monthly Date on or after the date of reinstatement.


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                                     II-58
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                                SEPARATE ACCOUNT

THE ACCOUNT.--The word account, where we use it in this contract without qualification, means the Pruco Life Single Premium Variable Life Account. This is a unit investment trust registered with the SEC under the Investment Company Act of 1940. It is also subject to the laws of Arizona. We own the assets of the account; we keep them separate from the assets of our general investment account. We established the account to support variable life insurance contracts.

SUBACCOUNTS.--The account has several subaccounts. We list them on the Contract Data page(s). You determine, using percentages, how invested premium amounts will be allocated among the subaccounts. You may choose to allocate nothing to a particular subaccount. But any allocation you make must be at least 10%; you may not choose a fractional percent.

Example: You may choose a percentage of 0, or 100, or 10, 11, 12, and so on, up to 90. But you may not choose a percentage of 1 through 9, or 91 through 99, or any percent that is not a whole number. The total for all subaccounts must be 100%.

The allocation of invested premium amounts that took effect on the contract date is shown in the Contract Data pages. You may change the allocation for additional invested premium amounts at any time if the contract is not in default. To do so, you must notify us in writing in a form that meets our needs. The change will take effect on the date we receive your notice at our Service Office.

TRANSFERS AMONG SUBACCOUNTS AND THE FIXED ACCOUNT.--You may transfer amounts among subaccounts and to the fixed account as often as four times in a contract year, if the contract is not in default. In addition, at any time in the first two contract years, the entire amount in the subaccounts may be transferred to the Fixed Account. Transfers out of the fixed account to the subaccounts will be allowed only with the Company's consent. To do so, you must notify us in writing in a form that meets our needs. The transfer will take effect on the date we receive your notice at our Service Office.

THE FUND.--The word fund, where we use it in this contract without qualification, means the fund we identify in the Contract Data pages. The fund is registered with the SEC under the Investment Company Act of 1940 as an open-end diversified management investment company. The fund has several portfolios; there is a portfolio that corresponds to each of the subaccounts of the account. We list these portfolios in the Contract Data pages.

ACCOUNT INVESTMENTS.--We use the assets of the account to buy shares in the fund. Each subaccount is invested in a corresponding specific portfolio. Income and realized and unrealized gains and losses from assets in each subaccount are credited to, or charged against, the subaccount. This is without regard to income, gains, or losses in our other investment accounts.

We will determine the value of the assets in the account at the end of each business day. When we use the term business day, we mean a day when the New York Stock Exchange is open for trading. We might need to know the value of an asset on a day that is not a business day or on which trading in that asset does not take place. In this case, we will use the value of that asset as of the end of the last prior business day on which trading took place.

Example: If we need to know the value of an asset on a Sunday, we will normally use the value of the asset as of the end of business on Friday.

We will always keep assets in the account with a total value at least equal to the amount of the investment amounts under contracts like this one. (See page 10.) To the extent those assets do not exceed this amount, we use them only to support those contracts; we do not use those assets to support any other business we conduct. We may use any excess over this amount in any way we choose.

CHANGE IN INVESTMENT POLICY.--A portfolio of the fund might make a material change in its investment policy. In that case, we will send you a notice of the change.

CHANGE OF FUND.--A portfolio might, in our judgment, become unsuitable for investment by a subaccount. This might happen because of a change in investment policy, or a change in the laws or regulations, or because the shares are no longer available for investment, or for some other reason. If that occurs, we have the right to substitute another portfolio of the fund, or to invest in a fund other than the one we show on the Contract Data page(s). But we would first seek approval from the SEC and, where required, the insurance regulator where this contract is delivered.

                                  FIXED ACCOUNT

THE FIXED ACCOUNT.--In addition to allocating your invested premium amount to one or more of the subaccounts described above, you may direct all or part of your invested premium amount into the fixed account. The fixed account is funded by the general account of Pruco Life. The fixed account is credited with interest as described under Guaranteed Interest and Excess Interest on pages 10 and 11. As described above, you may also transfer amounts from the subaccounts to the fixed account. Transfers from the fixed account to the subaccounts may be made only with the consent of and to the extent allowed by the Company.

RIGHT TO TRANSFER.--You may at any time transfer that portion of your contract fund allocated to one or more of the subaccounts into the fixed account. The fixed account earns a fixed rate of interest as described on page 10.


Page 9 (VFL--85)


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                       INSURANCE AMOUNT AND CONTRACT FUND

INSURANCE AMOUNT.--The insurance amount at any time is the greater of (1) the face amount which we show on page 3, and (2) the contract fund times the attained age factor that applies. We show the attained age factors on page 17.

CONTRACT FUND.--On the contract date the contract fund is equal to the invested premium amounts received, (see below), minus any of the charges described in items (f) through (i) below which may have been due on that date. On any day after that the contract fund is equal to what it was on the previous day, plus any invested premium amounts received, plus these items:

     (a) any increase due to investment results in the value of the subaccounts to which that portion of the contract fund that is in the investment amount is allocated; (we explain investment amount below); and

     (b) interest at the rates shown below on that portion of the contract fund that is equal to any contract loan; and

     (c) guaranteed interest at 3% on that portion of the contract fund that is in the fixed account; and

     (d) any excess interest on that portion of the contract fund that is in the fixed account. (See page 11.)

Minus these items:

     (e) any decrease due to investment results in the value of the subaccounts to which that portion of the contract fund that is in the investment amount is allocated;

     (f) a charge against the investment amount at a rate of .00245475% a day (.90% a year) for mortality and expense risks that we assume;

     (g) a charge against the investment amount at a rate of .00095723% a day (.35% a year) for the cost of administering the contract;

     (h) any amount charged against the Contract Fund for Federal or State income taxes;

     (i)  a charge for the cost of expected mortality;

We describe under Reinstatement on page 8 what the contract fund will be equal to on any reinstatement date.

INVESTED PREMIUM AMOUNT.--This is the portion of each premium paid that we add to the contract fund. It is equal to the premium paid, minus any applicable deduction for state and/or local premium taxes.

INVESTMENT AMOUNT.--The investment amount for this contract is the amount we use to compute the investment return. The investment amount is allocated among the subaccounts. The amount of the investment amount and its allocation to subaccounts depend on (1) how you choose to allocate invested premium amounts;
(2) whether or not you transfer amounts among subaccounts, as we discuss below;
(3) the investment performance of the subaccounts to which amounts are allocated or transferred; (4) the amount and timing of any additional premium payments you make; and (5) whether or not you take any loan. The account, subaccounts, and account investments are described on page 9.

The investment amount at any time is equal to the contract fund, minus the portion of the contract fund equal to any contract loan, minus the portion of the contract fund that is in the fixed account.

INTEREST CREDIT.--On the portion of the contract fund equal to any contract loan: During each contract year we will use a monthly rate that is equivalent to an effective annual rate of 5 1/2% on the part of the contract fund equal to the first amount you borrow in each contract year up to the excess of the target loan amount over any existing loan. Interest due but not paid on any loan amount eligible for the 5 1/2% crediting rate will become part of the loan and will also be credited with interest at 5 1/2%.

For any part of the contract fund equal to the loan amount not eligible for the 5 1/2% crediting rate as described above, we will use a monthly rate that is equivalent to an effective annual rate of not less than 4%.

On each contract anniversary, we will transfer the part of the contract fund equal to any contract loan (up to the target loan amount) not eligible for the 5 1/2% crediting rate to the portion of the contract fund eligible for the 5 1/2% crediting rate.

Target loan amount means an amount equal to 10% of the initial premium for each completed contract year since the contract date.

Example: Suppose the initial premium is $20,000 and the loan value is enough to provide the amounts stated here. The target loan amount in the second contract year is $2,000 (10% of $20,000). In that year you borrow $1,000. Since it is the first amount you have borrowed, we will credit interest on that part of the contract fund equal to $1,000 at a monthly rate equivalent to an effective annual rate of 5 1/2%. If you borrow an additional amount in that contract year, we will credit interest on that part of the contract fund equal to the additional loan at a monthly rate equivalent to an effective annual rate of not less than 4%. In the next contract year your target loan amount would be $4,000 ($2,000 for each of the two completed contract years since the Contract Date).

GUARANTEED INTEREST.--The guaranteed interest rate credited on that portion of the contract fund in the fixed account is an effective rate of 3% a year.


Page 10 (VFL--85)

EXCESS INTEREST.--Excess interest on that portion of the contract fund in the fixed account may be credited in addition to the 3% guaranteed interest rate. The rate of any excess interest is not guaranteed. It will be determined from time to time and will continue thereafter until a new rate is determined. We may use different rates of excess interest for different portions of the contract fund that are in the fixed account.

MORTALITY CHARGE.--At the beginning of each contract month we will deduct a mortality charge from the contract fund. The maximum charge we can deduct is determined by applying to the coverage amount a monthly rate determined as indicated in the Basis of Computation. The coverage amount is the difference between the insurance amount and the contract fund.

We may deduct a lower monthly charge than we describe above. The actual monthly mortality charges we deduct are based on our expectations as to future mortality experience. At least once every five years, but not more often than once a year, we will consider the need to change the basis for the charges. We will make such a change only if we do so for all contracts like this one dated in the same year as this one.

Where required, we have given the insurance regulator where this contract is delivered, a detailed description of our method for determining mortality charges.

                                CASH VALUE OPTION

CASH VALUE OPTION.--You may surrender this contract for its net cash value. To do so, you must ask us in writing and in a form that meets our needs. You must also send the contract to us.

As of any date the net cash value is the cash value minus any contract debt. (See page 12.) The cash value is equal to the contract fund minus any surrender charge that applies.

We will usually pay any net cash value within 7 days after we receive your request and the contract at our Service Office.

But we have the right to defer payment if (1) the New York Stock Exchange is closed; or (2) the SEC requires that trading be restricted or declares an emergency; or (3) the SEC lets us defer payments to protect our contract owners.

SURRENDER CHARGE.--For each of the first six contract years the surrender charge is the contract fund times the surrender factor that applies. We show the surrender factors below. But the surrender charge will not exceed 9% of the initial premium. For the seventh and later contract years there is no surrender charge.

--------------------------------------------------------------------------------
                           TABLE OF SURRENDER FACTORS

--------------------------------------------------------------------------------
Contract                 Surrender            Contract                 Surrender
  Year                    Factor                Year                    Factor
--------------------------------------------------------------------------------
   1                       .09                   5                       .05
   2                       .08                   6                       .04
   3                       .07                   7 and later             .00
   4                       .06
--------------------------------------------------------------------------------


Page 11 (VFL--85)

                                      LOANS

LOAN REQUIREMENTS.--On or after the first contract anniversary, you may borrow from us on the contract. All these conditions must be met:

1.  The Insured is living.

2.  The contract is in force.

3. The contract debt will not be more than the loan value. (We explain these terms below.)

4. As sole security for the loan, you assign the contract to us in a form that meets our needs.

If there is already contract debt when you borrow from us, we will add the new amount you borrow to that debt.

CONTRACT DEBT.--Contract debt at any time means the loan on the contract, plus the interest we have charged that is not yet due and that we have not yet added to the loan.

Example 1: Suppose the contract date is in 1987 and the initial premium was $10,000. Three months before the anniversary in 1992 the contract has a contract fund of $15,000. Six months ago you borrowed $1,500. By now there is interest of $45 charged but not yet due. The contract debt is now $1,545, which is made up of the $1,500 loan and the $45 interest.

LOAN VALUE.--You may borrow any amount up to the difference between the loan value and any existing contract debt. On any day, the loan value is 90% of the contract fund minus any surrender charge that may apply.

Example 2: Suppose, in example 1, you want to borrow all that you can. We will lend you $11,280, which is the difference between the $72,825 loan value and the $1,545 contract debt. This will increase the contract debt to $12,825. We will add the new amount borrowed to the existing loan and will charge interest on it, too.

INTEREST CHARGE.--We will charge interest daily on any loan at an effective rate of 6% a year.

Interest is due on each contract anniversary. or when the loan is paid back if that comes first. If interest is not paid when due, it will become part of the loan. Then we will start to charge interest on it, too.

Example 3: Suppose the contract date is in 1987. Six months before the anniversary in 1996 you borrow $1,000 out of a $15,000 loan value. We charge 6% a year.

Four months later, but still two months before the anniversary, we will have charged about $20 interest. This amount will be a few cents more or less than $20 since some months have more days than others. The interest will not be due until the anniversary unless the loan is paid back sooner. The loan will still be $1,000. The contract debt will be $1,020, since contract debt includes interest charged but not yet due.

On the anniversary in 1996 we will have charged about $30 interest. The interest will then be due.

Example 4: Suppose the $30 interest in example 3 was paid on the anniversary. The loan and contract debt each became $1,000 right after the payment.

Example 5: Suppose the $30 interest in example 3 was not paid on the anniversary. The interest became part of the loan, and we began to charge interest on it, too. The loan and contract debt each became $1,030.

REPAYMENT.--All or part of any contract debt may be paid back at any time while the Insured is living. A repayment will first be applied to reduce the part of the loan, if any, that is subject to the lowest interest crediting rate. When we settle the contract, any contract debt is due us. We will make an adjustment so that the proceeds will not include the amount of that debt.

EFFECT OF A LOAN.--When you take a loan, the amount of any loan continues to be a part of the contract fund. However, the amount equal to the amount at the loan is credited with interest only at the rates we state on page 10.

We will reduce the investment amount by this amount, and by loan interest that becomes part of the loan because it is not paid when due. When you repay part or all of a loan we will increase the investment amount by the amount of loan you repay, plus, if you repay all the loan, interest credits accrued on the loan (at the rates we state on page 10) since the last Monthly Date. We will not increase the investment amount by loan interest that is paid before we make it part of the loan.

                            (Continued on Next Page)


Page 12 (VFL--85)

We will allocate loans and repayments among the subaccounts and the fixed account in proportion to the amount in each as of the date of loan or repayment. Only the investment amount will reflect the investment results of the subaccounts. Since the amount you borrow is removed from the investment amount and/or the fixed account, a loan may have a permanent effect on the net cash value of this contract. The longer the loan is outstanding, the greater this effect is likely to be.

EXCESS CONTRACT DEBT.--If, on a monthly date, contract debt is ever equal to or more than the cash value, all the contract's benefits will end 61 days after that monthly date. We will mail a notice to you and any assignee of whom we know. Also, we may send a notice to the Insured's last known address. In the notice we will state the amount that, if paid to us, will reduce the contract debt enough to keep the contract's benefits from ending for a limited time.

POSTPONEMENT OF LOAN.--We will usually make a loan within 7 days after we receive your request at our Service Office. But we have the right to defer making the loan if (1) the New York Stock Exchange is closed; or (2) the SEC requires that trading be restricted or declares an emergency; or (3) the SEC lets us defer payments to protect our contract owners.


Page 13 (VFL--85)


                                                                    OPTION 2 TABLE
                              -----------------------------------------------------------------------------------------------
    OPTION 1 TABLE                             MINIMUM AMOUNT OF MONTHLY PAYMENT FOR EACH $1,000, THE FIRST
-------------------------                                         PAYABLE IMMEDIATELY
  MINIMUM AMOUNT OF           -----------------------------------------------------------------------------------------------
 MONTHLY PAYMENT FOR                             KIND OF LIFE INCOME                                KIND OF LIFE INCOME
EACH $1,000, THE FIRST                      ------------------------------                   --------------------------------
 PAYABLE IMMEDIATELY                           10-Year        Instalment           AGE          10-Year          Instalment
-------------------------        AGE           Certain          Refund            LAST          Certain            Refund
 Number           Monthly        LAST       ------------------------------      BIRTHDAY     --------------------------------
 of Years         Payment      BIRTHDAY      Male  Female     Male  Female                    Male   Female     Male   Female
-------------------------     -----------------------------------------------------------------------------------------------
     1             $84.65         10        $3.18  $3.11     $3.17  $3.10          45        $4.06    $3.82     $3.99  $3.78
     2              43.05         and                                              46         4.12     3.86      4.03   3.81
     3              29.19        under                                             47         4.17     3.90      4.08   3.85
     4              22.27         11         3.19   3.12      3.18   3.11          48         4.23     3.94      4.13   3.90
     5              18.12         12         3.20   3.13      3.19   3.12          49         4.28     3.99      4.18   3.94
                                  13         3.21   3.14      3.20   3.13
     6              15.35         14         3.22   3.15      3.21   3.14          50         4.35     4.04      4.24   3.98
     7              13.38                                                          51         4.41     4.09      4.29   4.03
     8              11.90         15         3.24   3.16      3.23   3.15          52         4.48     4.15      4.35   4.08
     9              10.75         16         3.25   3.17      3.24   3.16          53         4.55     4.21      4.41   4.13
    10               9.83         17         3.27   3.19      3.25   3.18          54         4.62     4.27      4.48   4.19
                                  18         3.28   3.20      3.27   3.19
    11               9.09         19         3.30   3.21      3.28   3.20          55         4.70     4.33      4.55   4.24
    12               8.46                                                          56         4.78     4.40      4.62   4.30
    13               7.94         20         3.31   3.22      3.30   3.21          57         4.86     4.47      4.69   4.37
    14               7.49         21         3.33   3.24      3.32   3.23          58         4.95     4.54      4.77   4.43
    15               7.10         22         3.35   3.25      3.33   3.24          59         5.05     4.62      4.86   4.50
                                  23         3.36   3.26      3.35   3.25
    16               6.76         24         3.38   3.28      3.37   3.27          60         5.15     4.71      4.94   4.58
    17               6.47                                                          61         5.25     4.79      5.03   4.66
    18               6.20         25         3.40   3.30      3.39   3.29          62         5.36     4.89      5.13   4.74
    19               5.97         26         3.42   3.31      3.41   3.30          63         5.48     4.98      5.23   4.82
    20               5.75         27         3.45   3.33      3.43   3.32          64         5.60     5.09      5.34   4.92
                                  28         3.47   3.35      3.45   3.34
    21               5.56         29         3.49   3.37      3.47   3.35          65         5.73     5.20      5 45   5.01
    22               5.39                                                          66         5.87     5.31      5.57   5.11
    23               5.24         30         3.52   3.39      3.49   3.37          67         6.01     5.43      5.70   5.22
    24               5.09         31         3.54   3.41      3.52   3.39          68         6.15     5.56      5.83   5.34
    25               4.96         32         3.57   3.43      3.54   3.41          69         6.30     5.70      5.97   5.46
-------------------------         33         3.60   3.45      3.57   3.44
                                  34         3.63   3.47      3.60   3.46          70         6.46     5.84      6.11   5.58
Multiply the monthly amount                                                        71         6.62     5.99      6.27   5.72
by 2.989 for quarterly,           35         3.66   3.50      3.63   3.48          72         6.79     6.15      6.43   5.86
5.952  for semi-annual or         36         3.69   3.52      3.66   3.50          73         6.96     6.31      6.60   6.01
11.804 for annual.                37         3.72   3.55      3.69   3.53          74         7.13     6.49      6.78   6.18
-------------------------         38         3.76   3.58      3.72   3.56
                                  39         3.80   3.61      3.75   3.58          75         7.30     6.67      6.97   6.35
                                                                                   76         7.48     6.85      7.17   6.53
                                  40         3.84   3.64      3.79   3.61          77         7.66     7.04      7.38   6.72
                                  41         3.88   3.67      3.82   3.64          78         7.83     7.24      7.60   6.93
                                  42         3.92   3.70      3.86   3.67          79         8.00     7.44      7.83   7.15
                                  43         3.97   3.74      3.90   3.71
                                  44         4.01   3.78      3.94   3.74          80         8.17     7.64      8.07   7.38
                                                                                 and over
                              ----------------------------------------------------------------------------------------------


Page 15 (VFL--85)

WITHDRAWAL OF RESIDUE.--Unless otherwise stated when the option is chosen: (1) under Options 1 and 2 the residue may be withdrawn; and (2) under Options 3 and 4 all, or any part not less than $100, of the residue may be withdrawn. If an Option 3 residue is reduced to less than $1,000, we have the right to pay it in one sum. Under Option 2, withdrawal of the residue will not affect any payments that may become due after the certain period; the value of those payments cannot be withdrawn. Instead, the payments will start again if they were based on the life of a person who lives past the certain period.

DESIGNATING CONTINGENT PAYEE(S).--A Payee under an option has the right, unless otherwise stated, to name or change a contingent payee to receive any residue at that Payee's death. This may be done only if (1) the Payee has the full right to withdraw the residue; or (2) the residue would otherwise have been payable to that Payee's estate at death.

A Payee who has this right may choose, or change the choice of, an option for all or part of the residue. In some cases, the Payee will need our consent to choose or change an option. We describe these cases under Conditions.

Any request to exercise any of these rights must be in writing and in a form that meets our needs. It will take effect only when we file it at our Service Office. Then the interest of anyone who is being removed will end as of the date of the request, even if the Payee who made the request is not living when we file it.

CHANGING OPTIONS.--A Payee under Option 1, 3 or 4 may choose another option for any sum that the Payee could withdraw on the date the chosen option is to start. That date may be before the date the Payee makes the choice only if we consent. In some cases, the Payee will need our consent to choose or change an option. We describe these cases next.

CONDITIONS.--Under any of these conditions, our consent is needed for an option to be used for any person:

1. The person is not a natural person who will be paid in his or her own right.

2. The person will be paid as assignee.

3. The amount to be held for the person under Option 3 is less than $1,000. But we will hold any amount for at least one year in accord with the Automatic Mode of Settlement.

4. Each payment to the person under the option would be less than $20.

5. The option is for residue arising other than at (a) the Insured's death, or
(b) the death of the beneficiary who was entitled to be paid as of the date of the Insured's death.

6. The option is for proceeds that arise other than from the Insured's death, and we are settling with an owner or any other person who is not the Insured.

DEATH OF PAYEE.--If a Payee under an option dies and if no other distribution is shown, we will pay any residue under that option in one sum to the Payee's estate.

                                  ENDORSEMENTS
                      (Only we can endorse this contract.)


Page 16 (VFL--85)

--------------------------------------------------------------------------------
                              ATTAINED AGE FACTORS
--------------------------------------------------------------------------------
The Insurance Amount at any time is the greater of (1) the Face Amount (see page
3), and (2) the Contract Fund times the Attained Age Factor for the Insured's sex and attained age.

------------------------------------------------------------------------------------------
ATTAINED            FACTORS         ATTAINED        FACTORS     ATTAINED         FACTORS
  AGE              MALE/FEMALE        AGE        MALE/FEMALE      AGE          MALE/FEMALE
------------------------------------------------------------------------------------------
  15 or less       4.80   7.50        43         2.49   2.88      71           1.14   1.24
  16               4.78   7.49        44         2.38   2.75      72           1.12   1.22
  17               4.74   7.22        45         2.27   2.64      73           1.11   1.19
  18               4.70   7.01        46         2.18   2.53      74           1.10   1.17
  19               4.68   6.80        47         2.09   2.44      75           1.09   1.15
  20               4.66   6.67        48         2.01   2.34      76           1.09   1.14
  21               4.64   6.56        49         1.93   2.26      77           1.08   1.12
  22               4.62   6.46        50         1.86   2.17      78           1.07   1.11
  23               4.60   6.34        51         1.79   2.10      79           1.07   1.10
  24               4.58   6.22        52         1.72   2.02      80           1.06   1.09
  25               4.56   6.11        53         1.66   1.95      81           1.06   1.08
  26               4.54   5.98        54         1.60   1.88      82           1.05   1.07
  27               4.52   5.84        55         1.55   1.82      83           1.05   1.07
  28               4.52   5.69        56         1.51   1.77      84           1.05   1.06
  29               4.49   5.53        57         1.47   1.73      85           1.05   1.05
  30               4.42   5.37        58         1.43   1.69      86           1.05   1.05
  31               4.33   5.22        59         1.39   1.66      87           1.05   1.05
  32               4.21   5.07        60         1.36   1.62      88           1.05   1.05
  33               4.07   4.90        61         1.33   1.57      89           1.05   1.05
  34               3.92   4.72        62         1.30   1.53      90           1.05   1.05
  35               3.76   4.52        63         1.28   1.48      91           1.04   1.04
  36               3.59   4.29        64         1.25   1.44      92           1.03   1.03
  37               3.41   4.06        65         1.23   1.40      93           1.03   1.03
  38               3.24   3.82        66         1.21   1.36      94           1.02   1.03
  39               3.07   3.59        67         1.19   1.34      95           1.02   1.02
  40               2.91   3.38        68         1.18   1.31      96           1.02   1.02
  41               2.76   3.18        69         1.16   1.29      97           1.02   1.02
  42               2.62   3.02        70         1.15   1.26      98 or more   1.01   1.01
------------------------------------------------------------------------------------------


Page 18 (VFL--85)

                                GUIDE TO CONTENTS

                                                                            Page

Contract Data ...........................................................      3
    Rating Class; Schedule of Premiums;
    Interest Rates; List of Subaccounts and Portfolios;
    Service Office

Contract Summary ........................................................      5

Table of Basic Amounts ..................................................      5

General Provisions ......................................................      6
    Definitions; The Contract; Contract
    Modifications; Non-participating; Service Office;
    Ownership and Control; Suicide Exclusion;
    Currency; Misstatement of Age or Sex;
    Incontestability; Assignment; Annual Report;
    Payment of Death Claim

Beneficiary .............................................................  3 & 7

Premiums ................................................................  3 & 8
    Initial Premium; Additional Premiums; Premium Taxes;
    Default; Grace Period; Reinstatement

Separate Account ........................................................      9
    The Account; Subaccounts; Transfers
    Among Subaccounts and the Fixed Account,
    The Fund; Account Investments; Change in
    Investment Policy; Change of Fund

Fixed Account ...........................................................      9

Insurance Amount and Contract Fund ......................................     10
    Insurance Amount; Contract
    Fund; Investmented Premium Amount; Investment
    Amount; Interest Credit; Guaranteed Interest;
    Excess Interest; Mortality Charge
    Cash Value Option ...................................................     11
     Cash Value Option; Surrender Charge

    Loans ...............................................................     12
      Loan Requirements; Contract Debt;
      Loan Value; Interest Charge; Repayment;
      Effect of a Loan; Excess Contract Debt;
      Postponement of Loan

    Settlement Options ..................................................     14
      Payee Defined; Choosing an Option; Options
      Described; First Payment Due Date; Residue
      Described; Income Tables; Withdrawal of
      Residue; Designating Contingent Payee(s);
      Changing Options; Conditions; Death of Payee

    Automatic Mode of Settlement ........................................     17
      Applicability; Interest on Proceeds; Settlement at Payee's Death; Spendthrift and Creditor

    Basis of Computation ................................................     17
      Mortality Table Described; Minimum Legal Values

    Attained Age Factors ................................................     18


                    A copy of the application follows Page 18



Page 19 (VFL--85)

Page 21 (VFL--85)

Page 22

VARIABLE LIFE INSURANCE POLICY WITH PREMIUM FLEXIBILITY. INITIAL PREMIUM, WITH ADDITIONAL PREMIUMS PAYABLE DURING INSURED'S LIFETIME AS STATED IN THE CONTRACT. BENEFITS REFLECT PREMIUM PAYMENTS, INVESTMENT RESULTS AND MORTALITY CHARGES. INSURANCE PAYABLE ONLY UPON DEATH. NON-PARTICIPATING.

VFL--85





                                     II-69